SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Sorrento Therapeutics, Inc.

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6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

NOTICE OF 2014 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Sorrento Therapeutics, Inc. (the “Company”) to be held at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121 on June 19, 2014 at 12:00 p.m. local time, for the following purposes:

1.	To elect seven (7) directors for a one-year term to expire at the 2015 annual meeting of stockholders.

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To approve an amendment to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) to (i) increase the number of shares of common stock authorized to be issued pursuant to the Plan from 1,560,000 to 3,760,000 and (ii) delete the Plan’s evergreen provision.

4.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

5.	To consider and vote upon, on an advisory basis, a three-year frequency with which the Company should conduct the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended.

6.	To transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Our board of directors has fixed April 22, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.
President, Chief Executive Officer and Director

San Diego, California

April 29, 2014

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2014

The board of directors of Sorrento Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 19, 2014 at 12:00 p.m., local time, at Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121. If you need directions to the location of the annual meeting, please contact us at (858) 210-3700.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2014 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 2, 2014 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 22, 2014 are entitled to vote at the annual meeting. On this record date, there were 23,053,101 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are six proposals scheduled for a vote:

Proposal 1: Election of seven (7) Directors:

•	Henri Ji, Ph.D.

•	William S. Marth

•	Vuong Trieu, Ph.D.

•	Kim D. Janda, Ph.D.

•	Cam Gallagher, M.B.A.

•	Jaisim Shah

•	Mark Durand

Proposal 2: Ratification of the appointment of Mayer Hoffman McCann P.C. as the company’s independent registered public accountants for the fiscal year ending December 31, 2014.

Proposal 3: Amendment of our Amended and Restated 2009 Stock Incentive Plan (the “Stock Plan”) to (i) increase the number of shares of common stock authorized to be issued pursuant to the Plan from 1,560,000 to 3,760,000 and (ii) delete the Plan’s evergreen provision.

Proposal 4: Advisory decision regarding the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

Proposal 5: Advisory decision regarding a three-year frequency with which the Company should conduct the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How many votes do I have?

Each share of our common stock that you own as of April 22, 2014 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accountant you may vote “For” or “Against” or abstain from voting. With respect to the amendment of the Stock Plan, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on a three-year frequency with which the Company should consult the stockholder vote to approve the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date;

•	you may notify our corporate secretary, Richard Vincent, in writing before the annual meeting that you have revoked your proxy; or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 22, 2014, or approximately 11,526,551 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. For Proposal 1, the seven nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Amendment of our Amended and Restated 2009 Stock Incentive Plan. To be approved, Proposal 3 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 4: Approval of the Compensation of the Named Executive Officers. To be approved, Proposal 4 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 5: Frequency of Stockholder Vote on Executive Compensation. To be approved, Proposal 5 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare Limited.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm, whether our stockholders have approved the amendment of our 2009 Stock Incentive Plan, whether our stockholders have approved, on an advisory basis the compensation of the named executive officers and whether our stockholder have approved an advisory vote on a three-year frequency with which the Company should consult the stockholder vote to approve the compensation of our named executive officers. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcomes of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, the advisory vote regarding the compensation of the named executive officers and the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the votes. However, ratification of the appointment of Mayer Hoffman McCann P.C. and the amendment of our Amended and Restated 2009 Stock Incentive Plan are considered routine matters on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of those proposals.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

I share the same address with another shareholder of the Company. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record.

Who is paying the costs of soliciting these proxies?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of ccommunication. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

You are requested to vote for seven nominees for director, whose terms expire at this annual meeting and who will be elected for a new one-year term and will serve until their successors are elected and qualified. The nominees are Henry Ji, Ph.D., William S. Marth, Cam Gallagher, M.B.A., Vuong Trieu, Ph.D., Jaisim Shah, Kim D. Janda, Ph.D., and Mark Durand. All of the nominees are existing directors of Sorrento and each of the nominees has consented to being named as a nominee for director of Sorrento and has agreed to serve if elected

If no contrary indication is made, proxies in the accompanying form are to be voted for the aforementioned directors or in the event that any of the aforementioned directors is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the

2015 Annual Meeting of Stockholders

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henry Ji, Ph.D.	49	Director, President and Chief Executive Officer
William S. Marth	59	Chairman
Vuong Trieu, Ph.D.	50	Director and Chief Scientific Officer
Kim D. Janda, Ph.D.	56	Director
Cam Gallagher, M.B.A.	44	Director
Jaisim Shah	53	Director
Mark Durand	54	Director

Henry Ji, Ph.D. co-founded and has served as a director of Sorrento Therapeutics, Inc. since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, and as its Chief Executive Officer and President since September 2012. Dr. Ji also served as our Secretary from September 2009 to June 2011. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life science technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President, of Stratagene Corporation (later acquired by Agilent Technologies, Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento Therapeutics Inc.’s intellectual property. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University.

Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Strategene Corporation and brings more than 18 years of biotechnology and biopharmaceutical experience to his position on our board of directors. Dr. Ji’s extensive knowledge of the industry in which we operate, as well as his unique role in our day-to-day operations as our Chief Executive Officer and President, allows him to bring to our board of directors a broad understanding of the operational and strategic issues we face.

William S. Marth has served as a director of Albany Molecular Research, Inc. since June 2012 and President and Chief Executive Officer since January 1, 2014. Mr. Marth was President and Chief Executive Officer of Teva – Americas through the end of 2012. He previously served as President and Chief Executive Officer of Teva North America from January 2008 to June 2010, as President and Chief Executive Officer of Teva USA from 2005 to 2008 and was previously Executive Vice President and Vice President of Sales and Marketing for Teva USA. Mr. Marth played a significant role in establishing Teva as a leading specialty pharmaceutical company and being ultimately recognized as the worldwide No. 1 producer of generic drugs. In his role, he led the respiratory, neuroscience, oncology and women’s healthcare divisions, as well as Latin America and Canada. He was a member of Teva’s global executive management team and Teva Americas’ board of directors from 2007 until 2013. He brings to this role his global experience in strategic planning, investor relations, research and development, supply chain and regulatory matters. He played a key role in building the organization to a $12 billion business and in the strategy behind the acquisitions of Cephalon for $6.8 billion and Barr Pharmaceuticals for $7.4 billion. Prior to joining Teva USA, he held various positions with the Apothecon division of Bristol-Myers Squibb. Mr. Marth, who earned his B.Sc. in Pharmacy from the University of Illinois in 1977 and his M.B.A. in 1989 from the Keller Graduate School of Management, DeVry University, is a licensed pharmacist and serves on various other boards and committees, including The University of the Sciences in Philadelphia and the Board of Ambassadors for John Hopkins’ Project RESTORE. In addition, Mr. Marth served as the Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2008 and 2009 and the American Society for Health-System Pharmacists (ASHP) in 2010.

We believe Mr. Marth’s industry expertise and commercial leadership experience provides valuable insight and perspective to our board of directors and Company.

Vuong Trieu, Ph.D. has been involved in drug discovery and development for over 20 years, including his contributions as co-inventor of Abraxane®. Dr. Trieu has broad drug discovery and development experience having directly supported seven drug candidates from preclinical to clinical to commercialization, as well as broad regulatory experience across various territories: US, EMEA, KIKO, and others. Previously, Dr. Trieu was Sr. Director of Pharmacology/Biology at Abraxis Bioscience/Celgene and led the drug discovery and preclinical development as well as pharmacokinetic and biomarker programs supporting Abraxis pipeline and its commercial product Abraxane. There, Dr. Trieu led the preclinical, clinical and PK/biomarker development of Abraxane, and was the co-inventor of the intellectual property covering Abraxane. Previously, Dr. Trieu held positions at Genetic Therapy/Sandoz (leading the adenoviral gene therapy program against atherosclerosis), Applied Molecular Evolution (AME)/Lily (leading the expression, purification, and preclinical testing of mAb therapeutics) and Parker Hughes Center (Director of Cardiovascular Biology program that evaluated a series of small molecules and biologics against preclinical models of atherosclerosis, dyslipidemia, stroke, ALS, and restenosis).

Dr. Trieu has 34 peer-reviewed scientific articles and 30 patents and patent applications, and is also an active member of various professional societies including Endocrine Society, ASCO, and AACR. Dr. Trieu completed postdoctoral training at University of Chicago’s pediatric transplantation unit and Oklahoma Medical Research Foundation lipoprotein department. Dr. Trieu obtained his doctorate in Microbiology/Molecular Biology from the University of Oklahoma in 1989.

We believe that Dr. Trieu’s knowledge of the pharmaceutical industry and drug development experience qualifies him to serve on our board of directors and benefits our business directly.

Kim D. Janda, Ph.D. has served as a director since April 2012. Dr. Janda has served as Ely R. Callaway, Jr. Chaired Professor in the Departments of Chemistry, Immunology and Microbial Science at The Scripps Research Institute since 1996 and as the Director of the Worm Institute of Research and Medicine (WIRM) at The Scripps Research Institute since 2005. Furthermore, Dr. Janda has served as a Skaggs Scholar within the Skaggs Institute of Chemical Biology, also at The Scripps Research Institute, since 1996. Dr. Janda holds a B.S. degree from the University of South Florida in Clinical Chemistry and a doctoral degree from the University of Arizona with Robert B. Bates in natural product total synthesis. A hallmark of his research is that Dr. Janda has been able to uniquely combine principles of medicinal chemistry together with modern molecular biology, immunology and neuropharmacology, allowing the creation of both synthetic/natural molecules and processes with biological, chemical and physical properties. Dr. Janda has published over 425 original publications in refereed journals and founded the biotechnological companies CombiChem, Drug Abuse Sciences and AIPartia. Dr. Janda is associate editor of Bioog & Med. Chem., PloS ONE and serves, or has served, on numerous journals including J. Comb. Chem., Chem. Reviews, J. Med. Chem., The Botulinum Journal, Bioorg. & Med. Chem. Lett., and Bioorg. & Med. Chem. Over a career of almost 25 years, Dr. Janda has provided numerous seminal contributions and is considered one of the first scientists to merge chemical and biological approaches into a cohesive research program. Dr. Janda serves on the Scientific Advisory Boards of Materia, Inc. and Singapore Ministry of Education (MOE), EP1 Physical Sciences.

Dr. Janda has almost 25 years of experience in life sciences and a very strong technical expertise relating to the discovery and development of antibody therapeutics, which gives him a unique understanding of the operational challenges and opportunities facing our company. As an experienced scientist and inventor on multiple patents in the life science industry, Dr. Janda brings critical insights into the operational requirements of a discovery and development antibody company as well as to our overall business and strategies relating to our ongoing development efforts, and serves as the chair of our Scientific Advisory Board.

Cam Gallagher, M.B.A. has served as a director since September 2012. Mr. Gallagher currently serves as the sole Managing Director of Nerveda, LLC, a life science seed fund he founded in June 2009. Previously, from September 2007 until June 2009, Mr. Gallagher served as President and Chief Executive Officer of Nerveda, Inc., a privately held specialty pharmaceutical company in San Diego, California. Since October 2008, Mr. Gallagher has served as Chairman of the Board of Directors of DioGenix, a privately held molecular diagnostic company in Gaithersburg, Maryland. Mr. Gallagher is currently acting as the Senior Vice President of Business Development for Neurelis, a privately held specialty pharmaceutical company in San Diego, California. From December 2004 through June 2007, Mr. Gallagher served in various senior marketing positions of increasing responsibility at Verus Pharmaceuticals, a privately held specialty pharmaceutical company in San Diego, California. Mr. Gallagher holds an M.B.A. from the University of San Diego and a B.S. in Business Administration from the Ohio University.

Mr. Gallagher’s experiences in raising capital as a fund manager, President and Chief Executive Officer of a startup company, affiliations with multiple entrepreneurs across various therapeutic areas, and commercialization expertise with various biotechnology companies bring a great business and practical understanding of our industry. Mr. Gallagher brings a broad understanding of the operational, financial and strategic issues facing companies and his experience in all aspects of early commercial-stage companies provides valuable insight and perspective to our board of directors.

Jaisim Shah has more than 25 years of global biopharma experience including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. Mr. Shah currently serves as the Chief Executive Officer and board member at Semnur Pharmaceuticals. Prior to Semnur, Mr. Shah was a consultant to several businesses, including Sorrento Therapeutics, and was the Chief Business Officer of Elevation Pharmaceuticals, where Mr. Shah led a successful sale of Elevation to Sunovion in September 2012. Prior to Elevation, Mr. Shah was president of Zelos Therapeutics, where Mr. Shah focused on financing and business development. Prior to Zelos, Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx, a biopharmaceutical company. Previously, Mr. Shah was Chief Business

Officer at Facet Biotech and PDL BioPharma where he completed numerous licensing/partnering and strategic transactions with pharmaceutical and biotech companies. Prior to PDL, Mr. Shah was at Bristol-Myers Squibb, most recently as Vice President of Global Marketing where he received the “Presidents Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche in international marketing and was global business leader for corporate alliances with Genentech and Idec. Mr. Shah holds an MA in Economics from the University of Akron and an MBA from Oklahoma University.

We believe that Mr. Shah’s extensive operational and business development experience qualifies him to serve on our board of directors.

Mark Durand has nearly 28 years of broad pharmaceutical industry experience in a variety of leadership roles for both branded and generic drugs. Currently, Mr. Durand is an independent strategic consultant for pharmaceutical firms. Previously, he was the Chief Financial Officer and Senior Vice President Finance and Business Development for Watson Pharmaceuticals (now Actavis). Prior to that, he was Senior Vice President of Finance and Business Development at Teva Americas and served under William Marth, currently chairman of Sorrento’s Board of Directors. Mr. Durand began his career at Bristol-Myers Squibb in 1986 and he held the position of Vice President of Finance and Business Development. He received a bachelor’s degree from Duke University, a master’s of science degree from Dartmouth College, and a master’s of business administration degree from the University of Chicago.

We believe that Mr. Durand’s extensive financial and operational experience in the healthcare industry qualifies him to serve on our board of directors.

Board Independence

Our Board has the responsibility for establishing corporate policies and for our overall performance, although it is not involved in our day-to-day operations. Our Board consults with our counsel to ensure that our Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, us, our senior management and our independent auditors, our Board has determined that all of our directors, other than Dr. Ji, Mr. Trieu and Mr. Shah, are independent.

Board Leadership Structure and Board’s Role in Risk Oversight

We have a separate Chairman of the Board, Mr. Marth, and Chief Executive Officer, Dr. Ji. We believe that having an independent director serve as our Chairman allows our CEO to focus on our business, while allowing the Chairman to fulfill his fundamental Board leadership role, which includes providing advice to and independent oversight of our Board. As Chairman, Mr. Marth serves as the primary liaison between the CEO and the independent directors and provides strategic input and counseling to the CEO. With input from other members of the board of directors, committee chairs and management, he presides over meetings of the board of directors. Mr. Marth has developed an extensive knowledge of our company, its challenges and opportunities and has a productive working relationship with our senior management team.

The board of directors, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman to organize those functions. The board of directors has four standing committees – Audit, Compensation and Corporate Governance/Nominating. The membership of each of the board committees is comprised of independent directors, with each of the committees having a separate chairman, each of whom is an independent director. Our non-management members of the board of directors meet in executive session at each board meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of directors recognizes that different leadership models may, depending upon individual circumstances, work for other companies and may be appropriate for Sorrento under different circumstances. The board of directors believes that Sorrento will be greatly benefited from having a single person setting the tone and direction for Sorrento and having primary responsibility for managing its operations, while allowing the board of directors to carry out its oversight responsibilities with the full involvement of each independent director. Our CEO communicates frequently with members of the board to discuss strategy and challenges facing the company. Senior management usually attends our regular quarterly board meetings and is available to address any questions or concerns raised by the board of directors on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on matters involving our areas of operations.

Board of Directors Meetings

During the fiscal year 2013, our Board met 13 times, including telephonic meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

Information Regarding Board Committees

Our Board has established standing Audit, Compensation and Corporate Governance/Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All committees operate under a written charter adopted by our Board, each of which is available on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Messrs. Durand, Marth and Gallagher. Mr. Durand serves as the Chairperson of the Audit Committee. The functions of this Committee include, among others:

•	evaluating our independent registered public accountant’s qualifications, independence and performance;

•	determining the engagement of our independent auditors;

•	approving the retention of our independent auditors to perform any proposed audit and permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement terms as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with our management and our independent auditors the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Under the applicable rules and regulations of NASDAQ, each member of a company’s audit committee must be considered independent in accordance with NASDAQ and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the NASDAQ standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in the NASDAQ rules). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the NASDAQ listing standards.

Our Board has determined that Mr. Durand is an audit committee financial expert, as defined under applicable SEC rules, and that Messr. Durand, Marth and Gallagher meet the background and financial sophistication requirements under NASDAQ. In making these determinations, the Board made a qualitative assessment of Messrs. Durand, Marth and Gallagher’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee is composed of “independent” directors, as determined in accordance with NASDAQ and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with Standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for 2013.

The Audit Committee has:

•	reviewed and discussed our audited consolidated financial statements with management and Mayer Hoffman McCann P.C., the independent registered public accounting firm;

•	discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by AU Section 380, Communications with Audit Committees, as may be modified or supplemented; and

•

received from Mayer Hoffman McCann P.C. the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Mayer Hoffman McCann P.C.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Mr. Mark Durand

Mr. William Marth

Mr. Cam Gallagher

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Compensation Committee. Our Compensation Committee is comprised of Messrs. Gallagher, Marth and Durand. Mr. Gallagher serves as the Chairperson of our Compensation Committee. The functions of this committee include, among others:

•	determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending the type and amount of compensation to be paid or awarded to our Board members;

•	evaluating and recommending to our Board the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.” The Compensation Committee meets periodically throughout the year as necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management as necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain or consult compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

Corporate Governance/Nominating Committee. Our Corporate Governance/Nominating Committee is comprised of Dr. Janda, Mr. Marth, and Mr. Gallagher. Mr. Marth serves as the Chairperson of our Corporate Governance/Nominating Committee The Corporate Governance/Nominating Committee has responsibility for assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by the Board of Directors based on the criteria, skills and qualifications that have been recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors.

The Board has determined that all of the members are “independent” under current NASDAQ rules. The Board adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee. A copy of the charter is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.”

Director Qualifications

There are no specific minimum qualifications that our Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Board considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and NASDAQ.

The Board retains the right to modify these qualifications from time to time.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board at our annual meeting, we encourage all of our directors to attend.

Communications with our Board of Directors

Stockholders seeking to communicate with our Board should submit their written comments to our corporate secretary, Richard Vincent, at Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Ethics

We have adopted the Sorrento Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our Internet website at www.sorrentotherapeutics.com under “Corporate Governance” and/or in our public filings with the SEC.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the nine nominees receiving the highest number of votes will be elected to our Board. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF HENRY JI, PH.D., WILLIAM MARTH, VUONG TRIEU, PH.D., KIM D. JANDA, PH.D., CAM GALLAGHER, JAISIM SHAH, AND MARK DURAND. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Mayer Hoffman McCann P.C., or Mayer Hoffman, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Mayer Hoffman has audited the Company’s financial statements since 2009. Representatives of Mayer Hoffman are not expected to be present at the annual meeting.

Stockholder ratification of the selection of Mayer Hoffman as the Company’s independent registered public accountants is not required by Delaware law, the Company’s certificate of incorporation, or the Company’s bylaws. However, the Audit Committee is submitting the selection of Mayer Hoffman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Mayer Hoffman. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2013 and 2012 by Mayer Hoffman, the Company’s principal accountant for such periods. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2013	2012
Audit Fees(1)	$126,100	$59,615
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$126,100	$59,615

(1)	Audit fees consist of fees billed for professional services by Mayer Hoffman for audit and quarterly review of our financial statements and review of our registration statement on Form S-3, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent auditors, Mayer Hoffman. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual explicit case-by-case basis before the independent auditors are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.

The Audit Committee has determined that the rendering of the services other than audit services by Mayer Hoffman is compatible with maintaining the principal accountant’s independence.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Mayer Hoffman. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

We are asking our stockholders to approve an amendment to the Amended and Restated 2009 Stock Incentive Plan of Sorrento Therapeutics, Inc. (the “Plan”). The proposed amendment to the Plan consists of (i) an increase to the maximum number of shares authorized for issuance under the Plan by 2,200,000 shares from 1,560,000 shares to 3,760,000 shares, and (ii) the deletion of the Plan’s evergreen provision. As of April 22, 2014, 55,066 shares remained available for issuance under the Plan and 1,482,434 shares were subject to outstanding awards under the Plan.

Why Our Board Recommends That You Vote in Favor of Proposal 3

Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

Our equity incentive plan is critical to our long-term goal of building stockholder value. As discussed in the “Executive and Director Compensation and Other Information” section of this proxy statement, equity incentive awards are central to our compensation program and constitute a significant portion of our named executive officers’ total direct compensation. Our Board and its Compensation Committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate professionals with superior ability, experience and leadership capability. Historically, we have issued stock options and restricted stock under the Plan. These forms of equity compensation align the interests of our employees, directors and consultants with the interests of our stockholders, encourage retention and promote actions that result in long-term stockholder value creation.

Our equity incentive program is broad-based. As of April 22, 2014, all 64 of our employees had received grants of equity awards, all five of our non-employee directors had received grants of equity awards and seven of our 23 consultants had received grants of equity awards. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success.

The Plan Will No Longer Have Shares Available for Grant

As of April 22, 2014, we had 1,560,000 shares available for grant under Plan. Based on historical usage, as discussed below, if we do not increase the share reserve during 2014, we estimate that we would need to make significant changes to our equity award practices in order to conserve the share reserve balance until the time of our 2015 annual meeting. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. The changes to our practices could limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent.

During 2013, we acquired IgDraSol, Inc., Sherrington Pharmaceuticals, Inc. and Concortis Biosystems, Corp. In connection with these acquisitions, we issued stock options under the Plan to employees of each of the acquired entities which is why our usage of the share reserve under the Plan increased during 2013. Additionally, the present share reserve under the Plan was established prior to our common stock being listed on The NASDAQ Capital Market in October 2013. These are the primary reasons why we need to increase the maximum number of shares authorized for issuance under the Plan. In connection with the planned increase of shares reserved for issuance under the Plan, we are proposing that the Plan’s evergreen provision be deleted since with the increase we no longer believe the evergreen provision to be necessary. The evergreen provision provides for automatic increases in the shares reserved under the Plan so in the event this Proposal 3 is approved, all future increases to the share reserve will need to be approved by the stockholders.

Our Plan is the only active equity incentive plan we currently have in place. While we could increase cash compensation to a limited extent if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees, directors and consultants if we are unable to issue equity grants to them. We also believe that equity-based grants are a more effective compensation vehicle than strictly cash, because they better align the financial interests of our employees with the interests of our stockholders, and promote actions that result in long-term stockholder value creation.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, retain and motivate employees.

•

Based on historical usage and our internal growth plans, we expect that the proposed 2,200,000 share increase in the number of shares available for issuance under the Plan would be sufficient for approximately 24 months of awards, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our recent historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. If the proposed increase to the share reserve is approved, the share reserve under the Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

The following table shows certain key equity metrics over the past three fiscal years:

Key Equity Metrics	2013	2012	2011
Equity burn rate(1)	4.3%	3.0%	0.7%
Overhang(2)	6.7%	4.8%	5.0%

(1)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.
(2)	Overhang is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

•

If the proposed increase to the Plan’s share reserve is approved, the issuance of the additional shares to be reserved under the Plan would dilute existing stockholders by an additional 4.2% on a fully diluted basis, based on the number of shares of our common stock outstanding as of April 22, 2014 (which percentage would be 8.7% if the maximum additional 2,200,000 shares become available for issuance under the Plan).

•

As described in the table above, the total aggregate equity value of the additional authorized shares being requested under the Plan (above the shares currently remaining available for issuance under the Plan), based on the closing price of our common stock on April 22, 2014, is $22,594,000.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the proposed increased size of the share reserve under the Plan is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Forecasted Utilization Rates

In evaluating whether to approve the amendment to the Plan, our Compensation Committee reviewed certain management forecasts of equity awards for issuance under the Plan. Management presented the actuals and forecasts below for the periods indicated.

Amended and Restated 2009 Stock Incentive Plan	Fiscal Year 2013 Actual	Fiscal Year 2014 Forecast	Fiscal Year 2015 Forecast
Authorized pool	1,560,000	1,560,000	3,760,000
Stockholder proposed increase	—	2,200,000	—
Less: Options exercised	22,500	—	—
Less: Options outstanding as of April 22, 2014	1,482,434	—	—
Less: New grants	—	795,000	711,000
Options available for future grants	55,066	1,460,066	749,066

In addition, our Compensation Committee reviewed certain actuals and forecasts of grant utilization for different categories of grants over the periods indicated, as summarized below. These actuals and forecasts included grants to executive and employee new hires, annual performance grants to existing eligible employees, and initial and annual grants for non-employee directors.

Amended and Restated 2009 Stock Incentive Plan	Fiscal Year 2013 Actual	2014 Grants (1)	Fiscal Year 2014 Forecast	Fiscal Year 2015 Forecast
New hire and performance	603,200	157,000	722,000	646,000
Non-employee directors	47,000	93,000	73,000	65,000

Total	650,200	250,000	795,000	711,000

(1)	Option grants for transaction/retention/sign-on bonuses issued prior to April 22, 2014.

	Fiscal Year 2013 Actual	Fiscal Year 2014 Forecast (1)	Fiscal Year 2015 Forecast (1)
Equity Burn Rate as a % of Outstanding (2)	4.3%	3.3%	2.9%

(1)	For purposes of this calculation, we have assumed that the number of weighted-average common shares outstanding for fiscal year 2014 and 2015 is the number of shares outstanding as of April 22, 2014.
(2)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 3 include embedded assumptions regarding option exercise, employee turnover and competitive grant guidelines which are highly dependent on the public trading price of our common stock and other factors, which we do not control, and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Compensation Committee recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Compensation Committee for purposes of evaluating the approval of the amendment to the Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Description of the Plan

The following is a summary of the material features of the Plan and the full text of the proposed amendment to the Plan is set forth as Appendix A to this proxy statement. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan, is available without charge upon stockholder request to Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121, Attn: Corporate Secretary.

Awards. The Plan provides for the grant of the following awards:

•	Incentive Stock Options (“ISO”), which may be granted solely to our employees, including our executive officers; and

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Non-Incentive Stock Options (“NSO”), stock appreciation rights, restricted stock awards, unrestricted stock awards, restricted stock unit awards, dividend equivalents, and performance awards, which may be granted to our directors, consultants or employees, including our executive officers.

Purpose. The purpose of the Plan is to encourage and enable our directors, consultants and employees, including our executive officers, to acquire or increase their holdings of common stock and other interests in the Company in order to promote a closer identification of their interests with those of the Company and its stockholders, thereby further stimulating their efforts to enhance the Company’s efficiency, soundness, profitability, growth and shareholder value.

Administration. The Plan will be administered by the Board or the Compensation Committee of the Board, provided that the Board may not act in lieu of the Compensation Committee on certain matters. In this Proposal 3, the Board and the Compensation Committee are collectively referred to as the “Administrator.” Subject to the terms and conditions of the Plan, the Administrator is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify dates at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan. Acceptable forms of consideration for the purchase of our common stock issued under the Plan will be determined by the Administrator and may include cash, common stock previously owned by the participant, payment through a broker-assisted exercise or any combination of the foregoing. In addition, the Compensation Committee may delegate its authority under the Plan to the extent permitted by the Delaware General Corporation Law, except delegation is limited where necessary to meet requirements under Rule 16b-3 under the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Neither we nor the Administrator may reprice any stock option or stock appreciation right granted under the Plan without first obtaining the approval of the Company’s stockholders.

Share Reserve. The Plan authorizes an aggregate of 3,760,000 shares of our common stock.

Shares of our common stock subject to options and other stock awards that have expired or otherwise terminate under the Plan without having been exercised in full will again become available for grant under the Plan. Shares of our common stock issued under the Plan may include previously unissued shares or reacquired shares bought on the market or otherwise. If any shares of our common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a net exercise, then the number of shares that are not delivered to participants shall again become available for grant under the Plan. In addition, if the exercise of any stock award is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered shall become available for grant under the Plan.

Limitation on Awards. The maximum number of shares that may be subject to awards granted under the Plan to any individual other than a non-employee director in any calendar year may not exceed 400,000 shares of our common stock. The maximum number of shares that may be subject to awards granted under the Plan to any non-employee director in any calendar year may not exceed 400,000 shares of our common stock. No individual may be granted, during any calendar year, awards initially payable in cash that could result in such individual receiving cash payments exceeding $5,000,000 pursuant to such awards.

Stock Options. Stock options will be granted pursuant to stock option agreements. The exercise price for stock options cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise of NSOs prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us upon termination of the participant’s service. In general, the term of stock options granted under the Plan may not exceed ten years. Unless the terms of a participant’s stock option agreement provide for earlier or later termination, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the participant may exercise any vested options for up to 90 days after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability, the participant may exercise any vested options for up to one year after the date the service relationship ends. If a participant’s service relationship with us, or any of our affiliates, ceases due to death, or the participant dies within 30 days following the date the service relationship ends other than for cause, the participant’s beneficiary may exercise any vested options for up to one year following the date of death. If a participant’s relationship with us, or any of our affiliates, ceases due to termination for cause, the option will terminate at the time the participant’s relationship with us, or any of our affiliates, terminates. In no event may an option be exercised after its expiration date.

Incentive stock options may be granted only to our employees, including executive officers. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our equity plans may not exceed $100,000. The options or portions of options that exceed this limit are automatically treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the total combined voting power of the Company or any of its affiliates unless the following conditions are satisfied:

•	the option exercise price is at least 110% of the fair market value of our common stock on the date of grant; and

•	the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights. Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock equivalents. The exercise price of each stock appreciation right will be determined by the Administrator at the time of grant and will not be less than 100% of the fair market value of our common stock underlying the right. In general, the term of a stock appreciation right may not exceed ten years. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise, over (ii) the aggregate exercise price determined by the Administrator on the date of grant. Stock appreciation rights will be paid either in cash, in shares of our common stock or partly in cash and partly in shares. Unless otherwise provided in a stock appreciation rights agreement, all stock appreciation rights will be settled in shares of our common stock, with cash paid for fractional shares. The Administrator may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. A recipient’s stock appreciation rights agreement shall specify the terms upon which the recipient may exercise a stock appreciation right in the event the recipient’s relationship with us, or any of our affiliates, ceases for any reason. Absent this disclosure, a stock appreciation right shall be governed by the same post-termination provisions applicable to options granted under the Plan, as discussed above. Stock appreciation rights carry no voting or dividend rights or other rights associated with stock ownership.

Restricted and Unrestricted Stock Awards. Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be issued for nominal or no cost and may be granted in consideration for the recipient’s past or future services performed for the Company or any of its affiliates. Participants receiving a restricted stock award generally will have all of the rights of a stockholder with respect to such stock, including rights to vote the shares and receive dividends. Shares of our common stock acquired under a restricted stock award will be subject to forfeiture to us in accordance with vesting conditions based upon a schedule or performance criteria established by the Administrator. Generally, except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service with us or an affiliate of ours for any reason. We will return the purchase price for a forfeited restricted stock award only if set forth in the participant’s restricted stock award agreement.

Unrestricted stock awards are similar to restricted stock awards, provided that shares of our common stock acquired under an unrestricted stock award will be fully vested on the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Restricted stock units are denominated in common stock equivalents. They are typically awarded to participants without payment of consideration, but are subject to vesting conditions based upon a schedule or performance criteria established by the Administrator. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the stock units have vested. Prior to settlement, restricted stock unit awards carry no voting or dividend rights or other rights associated with stock ownership, but unless otherwise provided in a participant’s restricted stock unit award agreement, dividend equivalents will accrue from the date the award is granted until the date the shares underlying a restricted stock unit are issued. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service with us or an affiliate of ours for any reason.

Performance Awards. Performance awards may be granted, vest or be exercised based upon the attainment of certain performance goals during a certain period of time. Performance awards may be paid in the form of cash or shares of our common stock or a combination of cash and shares. The value of performance awards may be linked to the satisfaction of performance criteria established by the Administrator. The Administrator will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Following is a brief discussion of the requirements for awards to be treated as performance-based compensation within the meaning of Section 162(m) of the Code.

Performance-Based Compensation under Section 162(m) of the Code. The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the Plan, these performance-based awards may be paid in cash, shares, equity awards or a combination of cash, shares and equity awards. Participants are entitled to receive payment for a Code Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings or profit; cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital or return on invested capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; operating or other costs and expenses; improvements in expense levels; working capital; earnings per share or adjusted earnings per share; price per share of our common stock; regulatory body approval for commercialization of a product; implementation or completion of critical projects; market share; economic value; comparisons with various stock market indices; stockholder’s equity; market recognition (including but not limited to awards and analyst ratings); financial ratios; net promoter score; customer satisfaction; and strategic team goals.

Any of the performance criteria may be measured with respect to the Company, or any subsidiary, division, business unit or individual, either in absolute terms, terms of growth or as compared to any incremental increase or decrease or as compared to results of a peer group(s) or to market performance indicators or indices. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

Except as provided by the Compensation Committee at the time of grant, the achievement of each performance goal will be determined in accordance with applicable accounting standards. The Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on items related to one or more of the following: a change in accounting principles; items relating to financing activities; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; acquisitions; items attributable to the business operations of any entity acquired by us during the performance period; the disposal of a business or segment of a business; discontinued operations that do not qualify as a segment of a business under applicable accounting standards; any stock dividend, stock split, combination or exchange of shares occurring during the performance period; significant income or expense which are determined to be appropriate adjustments; unusual or extraordinary corporate transactions, events or developments; amortization of acquired intangible assets; items that are outside the scope of our core, on-going business activities; acquired in-process research and development; changes in tax laws; major licensing or partnership arrangements; asset impairment charges; gains or losses for litigation, arbitration and contractual settlements; or any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Transferability of Awards. Generally, a participant may not transfer an award granted under the Plan other than by will or the laws of descent and distribution. However, a participant may transfer an NSO pursuant to a domestic relations order. In addition, if provided in an award agreement, NSOs, stock appreciation rights settled in shares, restricted stock awards and performance awards granted under the Plan may be transferred by instrument to the participant’s immediate family or an inter vivos or testamentary trust or by gift to charitable institutions.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, stock dividend, combination, recapitalization or reclassification, the number of shares reserved under the Plan and the number of shares and exercise price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Change in Control. In the event of a change in control of the Company, the Administrator may take one or more of the following actions without the consent of any Plan participant or stockholder of the Company:

•	arrange for the Plan and all outstanding stock awards under the Plan to be assumed, continued or substituted for by the entity surviving the change in control, or its parent or subsidiary;

•	accelerate in part or in full the vesting provisions of stock awards held by participants;

•	arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction or cancellation of such stock awards; or

•	generally make such other modifications, adjustments or amendments to outstanding awards or the Plan as the Administrator deems necessary or appropriate.

In the event that an award outstanding under the Plan is not exercised in full prior to consummation of a change in control in which the award is not being assumed, continued or substituted for, the award shall automatically terminate as of immediately prior to the consummation of the transaction. In addition, the Plan provides that in the event a participant is involuntarily terminated in connection with, or within 12 months after, a change in control of the Company, each of the participant’s stock awards outstanding under the Plan that are assumed, continued or substituted for by a surviving entity in connection with the change in control will become fully vested, and any repurchase right with respect to the award will lapse in its entirety unless the applicable award agreement provides for a more restrictive acceleration of the vesting schedule or more restrictive limitations on the lapse of repurchase rights.

Involuntary termination includes (i) a discharge without cause, or (ii) voluntary resignation by the participant within 60 days following a material reduction in the participant’s job responsibilities, an involuntary relocation of participant’s work site to a location more than 50 miles from the participant’s work site as of immediately prior to the change in control or a material reduction in the participant’s total compensation other than as part of a reduction by the same percentage amount of the compensation of all other similarly-situated employees, directors and consultants.

A change in control generally includes:

•	a merger or consolidation of the Company after which the Company’s stockholders as of immediately prior to the merger or consolidation own 50% or less of the voting power of the surviving entity;

•	a sale, transfer or disposition of all or substantially all of the Company’s assets;

•	a complete liquidation or dissolution of the Company; or

•	an acquisition of 50% or more of the Company’s outstanding stock by any person or group.

Plan Amendments; No Repricing without Stockholder Approval. The Board will have the authority to amend or terminate the Plan. However, no amendment or termination of the Plan can adversely affect any rights under outstanding awards unless agreed to in writing by the affected participant. We will obtain stockholder approval of any amendments to the Plan as required by applicable law. Neither the Company nor the Administrator shall, without stockholder approval, allow for a repricing of options.

Term. The Plan will terminate April 26, 2023, which is the date ten years from the date our stockholders approved the Plan.

Federal Income Tax Consequences Associated with the Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted an NSO under the Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of NSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a common share over the option exercise price on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a common share over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as an NSO, and the optionee will recognize ordinary income on the exercise. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock. An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount.

Stock Appreciation Rights. A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, we will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Other Stock Awards and Performance Bonus Awards. The participant will have ordinary income upon receipt of stock or cash payable under performance awards, dividend equivalents, restricted stock units and stock payments. We will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Code. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” established by an independent Compensation Committee which conforms to certain conditions stated under the Code and related regulations. Options and stock appreciation rights granted by the Compensation Committee under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Plan has been structured with the intent that certain other awards granted under the Plan may, in the discretion of the Compensation Committee, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m) of the Code. However, awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code only if the awards and the procedures associated with them comply with all requirements of Section 162(m) of the Code. There can be no assurance that compensation attributable to awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code and thus be deductible to us.

Internal Revenue Code Section 409A Requirements. Certain awards under the Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code (“Section 409A”), which imposes certain requirements on compensation that is deemed under Section 409A to involve nonqualified deferred compensation. Among other things, the requirements relate to the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions. Failure to comply with these requirements (or an exception from such requirements) may result in the immediate taxation of all amounts deferred under the nonqualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, the imposition of an additional 20% income tax on the participant for the amounts required to be included in gross income and the possible imposition of penalty interest on the unpaid tax. Generally, Section 409A does not apply to incentive awards that are paid at the time the award vests. Likewise, Section 409A typically does not apply to restricted stock. Section 409A may, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests. Treasury regulations generally provide that the type of awards provided under the Plan will not be considered nonqualified deferred compensation. However, to the extent that Section 409A applies to an award issued under the Plan, the Plan and all such awards will, to the extent practicable, be construed in accordance with Section 409A. Under the Plan, the Administrator has the discretion to grant or to unilaterally modify any award issued under the Plan in a manner that conforms with the requirements of Section 409A with respect to deferred compensation or voids any participant election to the extent it would violate Section 409A. The Administrator also has sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all awards issued under the Plan.

New Plan Benefits

Set forth below is information on option grants under the Plan to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers as a group. Such options have been granted subject to stockholder approval of an increase in the number of shares that can be granted under the Plan.

Number of Shares Subject to Stock Awards
Henry Ji, Ph.D.	0
Chief Executive Officer and President
Richard Vincent	0
Executive Vice President and Chief Financial Officer
Vuong Trieu, Ph.D.	0
Chief Scientific Officer
George Uy
Chief Commercial Officer	0
Amar Singh	0
Chief Business Officer
David Miao	0
Chief Technology Officer
Executive Officers as a Group (no persons)	0
Employees as a Group (excluding Executive Officers) (1 person)	80,000
Non-Employee Directors as a Group (no persons)	0

Our non-employee directors are also eligible to receive automatic restricted stock awards under the Plan, as described under “Executive and Director Compensation and Other Information – Non-Employee Director Compensation.”

All other future grants under the Plan are within the discretion of the Administrator and the benefits of such grants are, therefore, not determinable.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be required to amend our Amended and Restated 2009 Stock Incentive Plan to (i) increase the number of authorized shares of common stock issuable under the Plan and (ii) delete the Plan’s evergreen provision. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO AMEND OUR AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN TO (i) INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN AND (ii) DELETE THE PLAN’S EVERGREEN PROVISION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 4:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Executive Compensation and Other Information section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Sorrento Therapeutics, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Sorrento Therapeutics, Inc.’s Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation and Other Information, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 5:

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 5 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for us and our stockholders for a number of reasons, including the following:

•

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Executive Compensation and Other Information section of this proxy statement, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•

A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•

We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the alternative receiving the highest number of votes – every one year, every two years or every three years – will be the frequency that is approved. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS REQUIRED BY SECTION 14A(A)(2) OF THE EXCHANGE ACT. PLEASE NOTE: STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE OUR BOARD’S RECOMMENDATION REGARDING THIS PROPOSAL 5.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 22, 2014, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of April 22, 2014. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 23,053,101 shares of common stock outstanding as of April 22, 2014, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before June 21, 2014, which is 60 days after April 22, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares		Percentage of Class
Named Executive Officers and Directors:
Dr. Henry Ji, Director, Chief Executive Officer and President	2,349,162	(1)	10.2
Richard G. Vincent, Chief Financial Officer	121,313	(2)	*
Dr. Vuong Trieu, Director and Chief Scientific Officer	1,786,019		7.7
George Uy, Chief Commercial Officer	199,496	(3)	*
David Maio, Chief Technology Officer	599,390		2.6
Amar Singh, Chief Business Officer	6,917		*
William Marth, Chairman	5,416	(2)	*
Mark Durand, Director	3,250	(2)	*
Cam Gallagher, Director	13,750	(2)	*
Dr. Kim Janda, Director	33,650	(4)	*
Jaisim Shah, Director	111,692	(5)	*
All Officers and Directors as a Group (10 Persons)	5,230,055	(6)	22.7

5% Stockholders:
JP Morgan Investment Management, Inc.	1,470,161		6.4
Donald Scifres	1,739,817	(7)	7.6

*	Less than 1%.
(1)	Comprised of: (i) 11,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014, (ii) 250,000 shares were purchased by an investor, Hongye SD Group, LLC, of which Dr. Henry Ji, our Chief Executive Officer and President, is a managing director, and (iii) 2,088,162 shares of common stock held in family trusts, of which Dr. Ji is a co-trustee with his wife Vivian Q. Zhang. Each of Dr. Ji and Vivian Q. Zhang, while acting as co-trustees, have the power to act alone and have those actions binding on both trustees’ and the trusts’ assets, including voting and dispositive power over the shares of common stock held by the family trusts.
(2)	Comprised of shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014.
(3)	Includes 20,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014.
(4)	Comprised of: (i) 31,650 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014, and (ii) 2,000 fully vested warrants for the purchase of common stock.
(5)	Includes 46,250 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014.
(6)	Includes 853,358 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 22, 2014.
(7)	These shares are held in a trust account, of which Mr. Scifres is the trustee.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of April 22, 2014:

Name	Age	Present Position with Sorrento Therapeutics, Inc.
Henri Ji, Ph.D.	49	Director, President and Chief Executive Officer
Richard G. Vincent	51	Director, Chief Financial Officer and Secretary
Vuong Trieu, Ph.D.	50	Director and Chief Scientific Officer
George Uy	58	Chief Commercial Officer
Amar Singh	56	Chief Business Officer
David Miao	51	Chief Technology Officer

Executive Officers

The biographies of Henry Ji, Ph.D., and Vuong Trieu, Ph.D. can be found under “Proposal 1 – Election of Directors.”

Richard G. Vincent, Chief Financial Officer

Richard Vincent joined us in January 2010, and served as our Chief Financial Officer, on a part-time basis, from February 2010 to September 2012 and has served as our Chief Financial Officer on a full time basis since September 2012. Since April 2008, Mr. Vincent has also served as a contract Chief Financial Officer for various other companies, including Elevation Pharmaceuticals, Meritage Pharma, Genoa Pharmaceuticals, Verus Pharmaceuticals, and Suneva Medical From October 2004 to March 2009, Mr. Vincent served as Chief Financial Officer of Verus Pharmaceuticals, a specialty pharmaceutical company focused on developing and commercializing pediatric drug/device combination products for the treatment of asthma, allergies, and related diseases and conditions. From October 2003 to October 2004, Mr. Vincent served as Chief Financial Officer of Women First HealthCare, a public specialty pharmaceutical company focused on women’s healthcare and dermatology. Mr. Vincent also served as Senior Director of Finance for Elan Pharmaceuticals, a public biopharmaceutical company engaged in research, development and commercial activities primarily in neuroscience, autoimmune and severe chronic pain, from October 2001 to October 2003. From November 1995 to October 2001, Mr. Vincent served in various senior management capacities for several wireless and technology companies. From 1987 to 1995, Mr. Vincent held a number of positions with Deloitte & Touche LLP, the last of which was senior manager, where he specialized in emerging growth and publicly-reporting companies. Mr. Vincent became a Certified Public Accountant in California in 1989 and holds a B.S. degree in business with an emphasis in accounting from San Diego State University.

Mr. George Uy, Chief Commercial Officer

George Uy has been responsible for the planning and launch of several successful drugs over the past 30 years. Mr. Uy joined us in September 2013 upon our acquisition of IgDraSol. Prior to joining IgDraSol in 2012, Mr. Uy was Vice President of Commercial Operations at Spectrum Pharmaceuticals. Mr. Uy helped transition Spectrum from development to commercialization, built the commercial organization and launched two successful oncology drugs. In 2003, Mr. Uy was hired as one of the first employees at Abraxis Bioscience to launch a breast cancer drug, Abraxane. Abraxane achieved sales exceeding $100 million in its first year. Mr. Uy started his career with Roche as a pharmaceutical sales representative, and later assumed senior executive positions responsible for the successful launch of several pharmaceutical products. Mr. Uy later relocated to Roche Basel in Switzerland as International Product Manager for Roferon-A®. Mr. Uy established the commercial operations for Roche Shanghai, where he grew China sales significantly and launched several products. He later relocated to the US and was responsible for launching Xeloda® (capecitabine), an oral chemotherapy drug for breast and colorectal cancer. Mr. Uy received his B.A. in Medical Technology from the Cebu Institute of Medicine.

Mr. Amar Singh, Chief Business Officer

Amar Singh joined us in January 2014 from Synta Pharmaceuticals, where he most recently served as SVP and Chief Business Officer.Mr. Singh joined Synta in December 2010 from Spectrum Pharmaceuticals, where he served as Chief Operating Officer. At Spectrum, he led the commercial and business development teams responsible for the successful re-launch of Zevalin® and completed major partnerships for Zevalin (Cell Therapeutics) and Belinostat (TopoTarget). Prior to joining Spectrum, Mr. Singh was VP and Chief Commercial Officer at Novacea where he was responsible for securing major partnerships for the company’s lead compound, Asentar. Prior to Novacea, Mr. Singh led the launch of the proprietary division of American Pharmaceutical Partners-Abraxis Oncology and provided leadership in all aspects of commercial, and strategic development of the company’s flagship product, Abraxane. Prior to Abraxis, Mr. Singh held multiple leadership positions in the oncology franchise at Hoffman-La Roche, where he led the launches of several oncology and supportive care products including Xeloda® and Kytril®. Mr. Singh holds an M.B.A. from the Stern School of Business at New York University and a B.A. from the University of North Carolina at Chapel Hill.

Dr. David Miao, Chief Technology Officer

Dr. David Miao joined us in December 2013, bringing his experience in both small molecule and antibody drug discovery. As Chief Technical Officer, he heads our efforts for discovery and progression of novel ADCs towards IND candidates while also and advancing our ADC technology platform. Prior to joining Sorrento, he was co-founder, President and Chief Scientific Officer of Concortis Biosystems, an ADC specialty company focused on creating next generation antibody therapeutics using proprietary conjugation technologies. Previously, he was the Director / Head of Chemistry and a member of the Senior R&D Team at Ambrx, where he led their chemistry research effort. Prior to that, Dr. Miao was a Principal Scientist at Enanta, where he was involved in several drug discovery programs, including discovery of an HCV drug candidate that is now in advanced clinical trials. Dr. Miao holds a B.S. in chemistry from Nankai University and a Ph.D. in chemistry from Peking University. He received his post doctorate training at Vanderbilt University Medical Center from 1997-2000. Dr. Miao is co-author of more than 30 peer-reviewed papers and co-inventor of more than 50 patents.

Compensation Philosophy

The primary goals of our Board with respect to executive compensation are to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives resulting in increased stockholder value. To achieve these goals, our Compensation Committee recommends to our Board executive compensation packages, generally comprising a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we have implemented and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2013 and 2012 by our Chief Executive Officer and President, Chief Financial Officer, Chief Scientific Officer and Chief Technology Officer. Such individuals are referred to collectively as our “named executive officers.” There are no other executive officers who earned in excess of $100,000 for the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/ Option Awards ($)(1)	Fees Earned Or Paid in Cash ($)	All Other Compensation ($)(2)	Total ($)
Henry Ji, Ph.D.(3)	2013	291,383	—	576,710	—	28,742	896,835
Chief Executive Officer and President	2012	255,237	—	32,500	—	19,255	306,992

Richard Vincent(4)	2013	296,007	—	571,000	—	25,557	893,564
Chief Financial Officer	2012	183,506	—	312,000	—	4,739	500,245

Vuong Trieu(5)	2013	84,792	—	205,560	—	3,520	293,871
Chief Scientific Officer

David Miao(6)	2013	8,737	400,000	—	—	—	—
Chief Technical Officer

(1)	These amounts represent the aggregate grant date fair value of awards for grants of options to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 6 to the financial statements included in the Annual Report on Form 10-K. These amounts represent the aggregate grant date fair value of awards for grants of options to each named executive officer in the relevant fiscal year, computed in accordance with FASB ASC Topic 718.
(2)	The amounts in this column consist of health and welfare benefits for Dr. Ji and Mr. Vincent in 2013 and 2012.
(3)	Mr. Ji served as our Chief Scientific Officer from November 2008 through September 2012, has served as a director since January 2006, and as our Chief Executive Officer since April 2011 and President since September 2012.
(4)	Mr. Vincent was appointed Chief Financial Officer in February 2010 and served us, on a part time basis, from January 2010 through September 2012. Mr. Vincent has served us on a full time basis since September 2012.
(5)	Mr. Trieu was appointed Chief Scientific Officer in September 2013.
(6)	Mr. Miao was appointed Chief Technical Officer in December 2013, and received a bonus in connection with the closing of the company’s Agreement and Plan of Merger with Concortis Biosystems Corp.

We paid no perquisites or other personal benefits to our executive officers during the years ended December 31, 2013 and 2012.

Outstanding Equity Awards at December 31, 2013

The following table presents the outstanding option awards held by each of our named executive officers as of December 31, 2013.

	Option Award						Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Earned Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Henry Ji	02/16/10	(1)	6,000	—	$1.75	02/15/20	—	—
	02/06/12	(1)	5,000	5,000	$4.00	02/06/22	—	—
	10/29/13	(1)	—	101,000	$8.40	10/29/23	—	—
Richard Vincent	02/05/10	(2)	4,000	—	$1.75	02/05/20	—	—
	03/07/11	(1)	15,000	5,000	$3.50	03/07/21	—	—
	02/06/12	(1)	2,500	2,500	$4.00	02/06/22	—	—
	09/30/12	(1)	39,813	51,187	$4.00	09/22/22	—	—
	10/29/13	(1)	60,000	40,000	$8.40	10/29/23	—	—
Vuong Trieu	10/29/13	(1)	—	36,000	$8.40	10/29/23	—	—
David Miao	—		—	—	—	—	—	—

(1)

All of the options vest and become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant, except for the 9/30/12 and 10/29/13 grants. The 9/30/12 and 10/29/13 options shall vest and become exercisable over a four-year period, with 1/4th of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48th of the shares vesting following each one-month period of the participant’s continued employment or service with the Corporation thereafter.

(2)	All of the options vested and became exercisable on the 1 year anniversary of such grant.
(3)	Represents the fair market value of a share of our common stock, as determined by the Board, on the option’s grant date.

Compensation Consulting Report

In September 2013, the compensation committee engaged Compensia, a management consulting firm, to review and advise on our compensation practices. Compensia prepared a report utilizing various data sources, including Radford Life Sciences Compensation Survey, the Biotechnology Employee Development Coalition (BEDC), and surveyed the compensation policies of our peer group, including compensation and benefits of our independent board members and key employees, and comparing the results of the survey with our existing compensation practices. The compensation committee used Compensia’s report as one factor for determining the compensation of our named executive officers during 2013 and 2014 in order to ensure that the compensation for our named executive officers was set at competitive levels. The compensation committee also relied on its members’ collective experience and expertise in determining the appropriate levels of compensation.

With respect to compensation determinations made in 2013, our peer group consisted of the following companies, which were determined to be: (i) biotechnology companies with Phase II & III compounds in development, (ii) generally of a similar size to us, and (iii) located in technology hubs or higher cost of living areas (to reflect the recruiting challenges of the Southern California region):

• A.P. Pharma	• Fibrocell Science
• Amicus Therapeutics	• Mirati Therapeutics
• ArQule	• NewStem
• Arrowhead Research	• OncoGenex Pharmaceuticals

• BIND Therapeutics	• Oncothyreon
• BioTime	• PharmAthene
• Cell Therapeutics	• Regado Biosciences
• Cytori Therapeutics	• SIGA Technologies
• Discovery Laboratories	• Tetraphase Pharmaceuticals

The compensation committee pre-approved the peer group to ensure it reflected relevant market capitalization and other factors, including our then-current circumstances.

In setting the latter part of 2013 and 2014 compensation, the compensation committee reviewed the market data presented in the Compensia report and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies. The compensation committee’s determinations with respect to such compensation were intended generally to target base salary, annual performance bonus value, equity compensation value and overall compensation for each named executive officer to be between the median and 75th percentile of the compensation packages offered by our peer companies. The compensation committee believes that targeting compensation within this range helps achieve the compensation objectives described above. However, compensation for each executive may vary from this range depending on other factors the compensation committee considers relevant, such as internal pay equity amongst our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels our Board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our named executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.

Discretionary Annual Bonus. In addition to base salaries, our Board or the applicable committee thereof has the authority to award discretionary annual bonuses to our named executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and value-creating milestones. No bonuses were paid during 2012, and 2013 bonuses paid in the first quarter of 2014 totaled $290,000.

Equity-Based Incentives. Salaries and bonuses are intended to compensate our executive officers for short-term performance. We also have adopted an equity incentive program intended to reward longer-term performance and to help align the interests of our named executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our named executive officers through the use of equity incentives. Our equity incentive plan has been established to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders.

When making equity-award decisions, the Compensation Committee considers market data, the grant size, the forms of long-term equity compensation available to it under our existing plans and the status of previously granted awards. The amount of equity incentive compensation granted reflects the executives’ expected contributions to our future success. Existing ownership levels are not a factor in award determination, as the Compensation Committee does not want to discourage executives from holding significant amounts of our stock.

Future equity awards that we make to our named executive officers will be driven by our sustained performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their level of responsibility, their potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. Equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.

The amounts awarded to the named executive officers are based on the Compensation Committee’s subjective determination of what is appropriate to incentivize the executives. Generally, the grants to named executive officers vest over: (i) a four-year period with 25% vesting on each anniversary of the grant date, or (ii) a four-year period with 1/4th of the shares vesting on the first anniversary of the Vesting Commencement Date, and 1/48th of the shares vesting following each one-month period. All equity awards to our employees, including named executive officers, and to directors, have been granted and reflected in our financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value on the grant date based on the valuation determined by our Board.

Employment Agreements

Employment Agreements with Dr. Henry Ji, Richard Vincent, Dr. Vuong Trieu, George Uy, Amar Singh and Dr. David Miao

We are a party to employment agreements with Dr. Ji, Mr. Vincent, Dr. Trieu, Mr. Uy, Mr. Singh and Dr. Miao, which agreements are substantially the same other than differences in base salary and target annual bonus percentages. The employment agreements for Dr. Ji, Mr. Vincent, Dr. Trieu, Mr. Uy, Mr. Singh and Dr. Miao provide for an annual base salary of no less than $425,000, $365,000, $300,000, $291,300, $320,000 and $250,000, respectively. Additionally the target annual bonuses are set at 55% of his annual salary for Dr. Ji, 25% for Mr. Vincent and Mr. Uy and 30% for Dr. Trieu. Dr. Miao will receive a supplemental annual guaranteed cash bonus of $450,000 on December 31 of each of the years ending 2013, 2014, 2015 and 2016. In addition, Dr. Miao and Mr. shall be eligible for an annual bonus payable under the annual incentive program to be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

We have the right to terminate an executive officers’ employment at any time with or without “cause” or upon such officers’ death or disability, each as defined in the employment agreement. The executive officerr may resign with or without “good reason”, as defined in the employment agreement, upon 30 days written notice. Under such circumstances, the executive officer will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements. The employment agreements also include provisions regarding severance. If the executive officer is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at our expense. If we terminate the executive officer for cause or he resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

Non-Employee Director Compensation

The following table summarizes the total compensation paid to or earned by each of our directors who served during all or a portion of the year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Jaisim Shah(3)	344,000	456,800	800,800
Dr. Kim Janda	77,843	51,390	129,233
Dr. David Webb(4)	43,750	62,810	106,560
Scott Salka(5)	22,500	51,390	73,890
Cam Gallagher	63,956	51,390	115,346
Dr. Ernst-Guenter Afting(6)	28,500	51,390	79,890

(1)	Dr. Ji, our Chief Executive Officer, Richard Vincent, our Chief Financial Officer, and Dr. Vuong Trieu, Chief Scientific Officer, each named executive officers, are not included in this table as they are employees and thus receive no compensation for their services as a director. Messrs. Ji, Vincent and Trieu’s compensation for 2013 is included in the Summary Compensation Table below. See “Executive Compensation and Other Information.”
(2)	These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director for the fiscal year ended December 31, 2013, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended December 31, 2013. The value as of the grant date for stock options is recognized over the number of months of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 7 to the Consolidated Financial Statements included in this Annual Report on Form 10-K. As of December 31, 2013, our non-employee directors held the following number of options: Mr. Shah – 140,000; Dr. Janda – 56,900; Dr. Webb – 31,000; Mr. Salka – 28,000; Mr. Gallagher – 25,000; and Dr. Afting – 26,600.
(3)	Mr. Shah was appointed to the Board effective September 9, 2013. Such fees earned and paid were solely related to consulting services provided throughout 2013. No director only fees were earned.
(4)	Dr. Webb resigned as a Director on January 8, 2014.
(5)	Mr. Salka resigned as a Director on March 7, 2014.
(6)	Dr. Afting resigned as a Director on January 30, 2014.

From January 2012 through September 5, 2012, our outside directors received a quarterly fee of $1,500 for their services as directors, which was paid quarterly. From September 6, 2012 through September 30, 2013, our outside directors received a quarterly fee of $6,250 (if not either the Board Chairman or a Committee Chairperson) and $7,500 (if the Board Chairman or a Committee Chairperson). Effective October 1, 2013, each non-executive director is entitled to receive a $40,000 (or $87,000 in the case of our chairman) annual cash retainer. Further, the chairman of each of our audit and compensation committees receives an additional annual cash retainer of $18,750 and $10,000, respectively. Other members of our audit and compensation committees receive an additional annual cash retainer of $7,500 and $5,000, respectively. New directors will receive a one-time initial grant of a stock option to purchase 13,000 shares of common stock upon joining the board of directors, with one-third of the grant vesting on each of the first three anniversaries of the date of grant. In addition, each non-executive director receives an annual grant of a stock option to purchase 9,000 shares of common stock, which vests monthly from the date of grant, subject to continued service through the vesting date. Additionally, we reimburse each outside director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

Other Compensation

We intend to provide benefits and perquisites for our named executive officers at levels comparable to those provided to other executive officers in our industry. Our Board or any applicable committee thereof, in its discretion, may revise, amend or add to the benefits and perquisites of any named executive officer as it deems it advisable and in the best interest of the Company and our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

The following is a description of transactions or series of transactions since January 1, 2013, or any currently proposed transaction, to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2013 and December 31, 2012, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment and Consulting Agreements” above.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

Review, Approval or Ratification of Transactions with Related Persons

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, no officer, director or greater than ten percent beneficial owner was delinquent with their Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

The Board will consider proposals and director candidates recommended by our stockholders of record. The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to make a proposal or recommend individuals for consideration by the Board to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written proposal or recommendation to the Board, c/o Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121, Attn: Corporate Secretary, no later than the close of business on the 45th day nor earlier than the 75th day prior to the anniversary date of the initial mailing of our proxy statement for our preceding year’s annual meeting of stockholders. However, if the meeting date is more than 30 days before or after the one year anniversary of the preceding year’s annual meeting of stockholders, written proposals and recommendations must be received by the Secretary at the principal executive offices by not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement (as defined in our bylaws) of the date of such meeting is first made.

Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

the class, series and number of our shares, and any of our convertible securities, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of our voting securities;

•	any “short” interest in our securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s name, age, business address and residential address;

•

complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	the class and number of our shares that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as director if so elected.

Stockholder business proposals must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made.

If a business proposal or proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Board.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2013 will be mailed to stockholders of record on or about May 2, 2014. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Sorrento Therapeutics, Inc., 6042 Cornerstone Ct. West, Suite B, San Diego, California 92121, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.

President, Chief Executive Officer and Director

San Diego, California

April 29, 2014

Appendix A

SORRENTO THERAPEUTICS, INC.

AMENDMENT TO AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

3.	Shares Subject to the Plan

Subject to the provisions of Section 13:

(a) The maximum number of Shares that the Company may issue for all Awards is 3,760,000 Shares.

(b) For all Awards, the Shares issued pursuant to the Plan may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury. Shares that are subject to an Award under this Plan that for any reason expire, are forfeited, are cancelled, become unexercisable, or are settled for cash (in whole or in part) and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under this Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award under this Plan either (i) as payment of the exercise or purchase price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon grant, exercise, vesting or distribution of an Award. Any Shares forfeited by the Participant or repurchased by the Company under Section 8(b) at a price not greater than the price originally paid by the Participant so that such Shares are returned to the Company will again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) [INTENTIONALLY OMITTED].

(d) Notwithstanding the foregoing, but subject to adjustments pursuant to Section 13, the number of Shares that are available for ISO Awards shall be determined, to the extent required under applicable tax laws, by reducing the number of Shares designated in Section 3(a) by the number of Shares issued pursuant to Awards, provided that any Shares that are either issued or purchased under the Plan and forfeited back to the Plan, or surrendered in payment of the exercise price for an Award, shall be available for issuance pursuant to future ISO Awards.

(e) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company immediately prior to such acquisition or combination.

A-1

SORRENTO THERAPEUTICS, INC.

6042 Cornerstone Ct. West, Suite B

San Diego, California 92121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – JUNE 19, 2014

The undersigned hereby appoints Henry Ji, Ph. D. and Richard Vincent, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting (the “Annual Meeting”) of Stockholders of Sorrento Therapeutics, Inc. (the “Company”) to be held on June 19, 2014, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on April 22, 2014 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the Annual Meeting and on matters incident to the conduct of the Annual Meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE

ENCLOSED ENVELOPE

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PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS

1.	Election of seven directors.
NOMINEES:

(1) Henry Ji, Ph.D.	☐ FOR ALL NOMINEES
(2) William Marth	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
(3) Vuong Trieu, Ph.D	☐ FOR ALL EXCEPT
(4) Kim D. Janda, Ph.D. (5) Cam Gallagher, M.B.A. (6) Jaisim Shah (7) Mark Durand	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and, in the list to the left, strike a line through the name of the nominee for whom you wish to withhold your vote.

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) to (i) increase the number of shares of common stock authorized to be issued pursuant to the Plan from 1,560,000 to 3,760,000 and (ii) delete the Plan’s evergreen provision.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years.

☐ ONE	☐ TWO	☐ THREE	☐ ABSTAIN

6.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED: IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS; IN FAVOR OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014; IN FAVOR OF THE AMENDMENT OF THE AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN TO (i) INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED UNDER SUCH PLAN AND (ii) DELETE THE PLAN’S EVERGREEN PROVISION; IN FAVOR OF THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED DIRECTORS; IN FAVOR OF VOTING EVERY THREE YEARS REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED DIRECTORS; AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS THE PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 19, 2014 meeting.

Signature of Stockholder                                                                                                                                 Date:

Signature of Stockholder                                                                                                                                 Date:

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint owners, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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